Exhibit 10.25

THIRD AMENDMENT TO PURCHASE AND SALE CONTRACT

            This Third Amendment to Purchase and Sale Contract (this “Amendment”) is made as of October 28, 2008, between UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP) (“Seller”) and HAMILTON ZANZE & COMPANY(“Purchaser”).

W I T N E S S E T H:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract, dated as of August 20, 2008, with respect to the sale of certain property described therein (as amended, the “Agreement”); and

            WHEREAS, Seller and Purchaser desire to amend certain provisions of the Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sum of $10.00 and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      Capitalized Terms.     Capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, except as expressly otherwise defined herein.

2.      Purchase Price.  The first 2 lines of Section 2.2 of the Agreement shall be deleted and replaced as follows:

“The total purchase price ("Purchase Price") for the Property shall be an amount equal to Seven Million Four Hundred Thousand  Dollars ($7,400,000.00), payable by Purchaser as follows:”

3.      Additional Deposit.    Notwithstanding anything to the contrary contained in Section 2.2.2 of the Agreement, within 1 Business Day after the date of this Amendment, Purchaser shall deliver to Escrow Agent the Additional Deposit by wire transfer of Good Funds.

4.      Feasibility Period.      The Feasibility Period, set forth in Section 3.1 of the Agreement, is hereby extended to November 7, 2008.

5.      Right to Terminate.  Purchaser’s right to terminate under Section 3.2 of the Agreement shall be strictly limited to Purchaser’s ability to obtain financing in connection with the purchase of the Property (the “Termination Event”).  Purchaser hereby acknowledges and agrees that (x) Purchaser has completed its due diligence investigations of the Property and accepts the Property (including, without limitation, the title, survey, physical and financial condition of the Property) as of the date of this Amendment in its current “as is”, “where is” condition, “with all faults”, and (y) except for the Termination Event, Purchaser's right to terminate under Section 3.2 of the Agreement for any of the matters set forth in Section 3.1 of the Agreement shall be permanently waived.

6.      Miscellaneous.  This Amendment (a)  supersedes all prior oral or written communications and agreement between or among the parties with respect to the subject matter hereof, and (b) may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument and may be delivered by facsimile transmission, and any such facsimile transmitted Amendment shall have the same force and effect, and be as binding, as if original signatures had been delivered.  As modified hereby, all the terms of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year hereinabove written.

Seller:

UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP),

a Missouri limited partnership

By: UNITED INVESTORS REAL ESTATE, INC.,

a Delaware corporation,

its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

HAMILTON ZANZE & COMPANY,

a California corporation

By: /s/Tony Zanze

Name:  Tony Zanze

Title:  CFO